Tile taking of this document or any certified copy of it or any other document which constitutes substitute documentationfor it, or any document which includes written confirmations or references to it, into Austria as well asprinting out any e-mail communication which refers to this document in Austria or sending any e-mail communication to which apdf scan of this document is attached to an Austrian addressee or sending any e-mail co1111111111ication canying an electronic or digital signature which refers to this document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing 0111 any e-mail communication which refers to this document in A11stria or sending any e-mail comnumication to which apdf scan of this doc11me11t is attached to an Austrian addressee or sending any e-mail communication canying an electronic or digital signature wlticlt refers to this document to an Austrian addressee.

THIRTEENTH AMENDMENT TO THE QUOTA PLEDGE AGREEMENT

among

THE BANK OF NEW YORK MELLON
as Collateral Agelll for the benefit of the Secured Parties under the First Lien Intercreditor Agreement

and

SIG AUSTRIA HOLDING GMBH
as Grantor

and

SIG COMBIBLOC DO BRASIL LTDA.
as the Company

Dated as of
131 October, 2014
h

THIRTEENTH AMENDMENT TO THE QUOTA PLEDGE AGREEMENT

This Thirteenth Amendment to the Quota Pledge Agreement (the "Amendment") is made as of 13111 October, 2014 by and among:

(a)SIG AUSTRIA HOLDING GMBH, a limited liability company duly organized and existing in accordance with the laws of Austria, with its registered office at Industriestrasse 3, 5760 Saalfelden, Austria, registered in the commercial register (Firmenbuc/1) of the County Court Salzburg under registration number 236071 p, Austria, enrolled with the Brazilian Taxpayers Roll of the Ministry of Finance ("CNPJ/MF") under n° 08.539.05110001-06, herein duly represented in accordance with its Charter Documents (together with its successors and permitted assignees, "Grantor");

(b)THE BANK OF NEW YORK MELLON, a financial institution duly organized and existing under the laws of the State of New York, with its registered office at 101 Barclay Street, 4E, New York, NY 12086, USA, enrolled with the CNPJ/MF under n° 09.214. 177/0001-65, acting exclusively in the capacity as collateral agent of and for the benefit of the Secured Parties under the First Lien Intercreditor Agreement (together with its successors and permitted assignees in such capacity, the "Collateral Agent"); and

(c)SIG COMBIBL.OC DO BRASIL LTDA., a limited liability company duly organized and existing in accordance with the laws of Brazil, with its registered office in the City of Sao Paulo, State of Sao Paulo, at Rua Funchal, n° 418, Edificio e-Tower, 14th floor, Vila Olimpia, CEP 04551-060, enrolled with the CNPJ/MF under n° 01.861.489/0001-59 (the "Company").

WHEREAS, on March 30, 2010, the parties hereto entered into the Quota Pledge Agreement, as amended from time to time (the "Pledge Agreement").

WHEREAS, on June 24, 2014 the capital of the Company has been increased by R$120,520,000.00 (one hundred and twenty million, five hundred and twenty thousand Reais) through the issuance of 120,520,000 (one hundred and twenty million, five hundred and twenty thousand) new quotas which were entirely subscribed and paid in by the Grantor (the "Additional Quotas").

WHEREAS, the parties recognize and agree that the security interest created under the Pledge Agreement shall extend to the Additional Quotas.

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants contained herein, the parties hereto agree as follows:

1.Defined Terms. Capitalized terms used and not otherwise defined in this Amendment are used herein and in any notice given under this Amendment with the same meanings ascribed to such terms in the Pledge Agreement or any of its amendments. All terms defined in this Amendment shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

2.Amendment. The parties hereto agree to amend the Pledge Agreement as follows, such amendment to be in force and effect as of the date hereof:

(a)
In view of the increase in the capital of the Company, through the issuance of 120,520,000 (one hundred and twenty million, five hundred and twenty thousand) new quotas, clause 2(a)(i) of the Pledge Agreement shall be amended to read as follows:

"(i) 722,386,461 (seven hundred and twenty two million, three hundred and eighty six thousand, four hundred and sixty one) quotas, owned by the Grantor, as indicated in Schedule B hereto (as amended from time to time), representing on the date hereof the equivalent to R$ 722,386,461.00 (seven hundred and twenty two million, three hundred and eighty six thousand, four hundred and sixty one) and being 99.99% (ninety-nine point ninety-nine per cent) of the capital stock of the Company ("'Quotas"). For the avoidance of doubt, the one quota of the Company that is not owned by the Grantor is not subject to the terms of this Agreement."

(b)	The parties also agree to amend and substitute Schedule B to the Pledge Agreement to read as follows:

Schedule B

DESCRIPTION OF PLEDGED QUOTAS

Name of the Company whose Quotas are pledged in favor of llhe Bank of New York Mellon	Number of Quotas	Corresponding Amount of the capital stock of the Company	% of Total capital stock of the Company (subject to rounding adjustments
SIG Austria Holding GmbH	722,386,461	722,386,461.00	99.99%

3.Registration of this Amendment. The Grantor shall, at its own expense, no later than twenty (20) days from the execution date of this Amendment, (i) cause the signature of the parties who have signed this Amendment outside Brazil to be notarized by a public notary and consularized at the local Brazil consulate, (ii) cause this Amendment to be translated into Portuguese by a public sworn translator ( tradutor p1iblico juramentado ) and (iii) have this Amendment, together with its sworn translation (tradur;oo juramentada ) into Portuguese, annotated at the margin of the registration of the Pledge Agreement with the competent Registry of Deeds and Documents (Cartorio de Registro de Titulos e Documentos) in Brazil, pursuant to Article 128 of Law No. 6,015 of December 31, 1973. The Grantor shall, promptly after such registration, deliver to the Collateral Agent evidence of such registration in form and substance satisfactory to the Collateral Agent. All expenses incurred in connection with such registrations shall be borne by the Grantor.

Notwithstanding the foregoing, the Collateral Agent, at its sole discretion, may decide to undertake any of the registrations, translations, filings and other formalities described herein if Grantor fails to do so, whereupon the Grantor shall reimburse the Collateral Agent promptly for any and all costs and expenses incurred by it related to such registrations, translations, filings and other formalities in accordance with the provisions of the Principal Finance Documents.

4.Effectiveness of the Pledge Agreement. All the provisions of the Pledge Agreement not expressly amended as a result of this Amendment shall remain in full force and effect.

5.Security Document. The Parties agree that this Amendment shall be deemed a "Security Document" for the purposes of and as defined in the First Lien lntercreditor Agreement (and for no other purpose) and that, accordingly, all rights, duties, privileges, protections and benefits of the Collateral Agent set forth in the First Lien lntercreditor Agreement are hereby incorporated by reference.

6.Governing Law; Jurisdiction. This Amendment shall be governed by and construed and interpreted in accordance with the laws of Brazil. The parties irrevocably submit to the jurisdiction of the courts sitting in the City of Sao Paulo, State of Sao Paulo, Brazil, any action or proceeding to resolve any dispute or controversy related to or arising from this Amendment and the parties irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such courts, with the express waiver of the jurisdiction of any other court, however privileged it may be.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed in the presence of the undersigned witnesses.

SIG AUSTRIA HOLDING GMBH

By: Audineia Candia Title: attorney-in-fact

4
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THE BANK OF NEW YORK MELLON as Collateral Agent acting as agent of and for the benefit of the Secured Parties

By:
Title: attorney-in-fact WITNESSES:

Name:
ID:

Name:
ID:

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